Exhibit 10.1

480 Pleasant Street Lee,

Massachusetts 01238 (413)

243-1600

December 19, 2013

Mr. William M. Solms

6483 Cheshire Lane

Marshall, VA 20115

Dear Bill,

On behalf Wave Systems Corp, I am pleased to offer you a position as Chief Executive Officer which is an Exempt position and reports to Wave’s Board of Directors.  Additionally, you have also been named as a Director on Wave’s Board of Directors.  This letter, while not a contract of employment, is our attempt to summarize our understanding regarding the terms of your employment with Wave Systems Corp. (“Wave Systems Corp” or the “Company”).

Your position as CEO will be retroactive to October 6, 2013 which was the date upon which you were named Interim CEO.  All employment with Wave Systems Corp is on an “at will” status.  All employment with Wave Systems Corp is a voluntary one and is subject to termination by you, or the Company at will, with or without cause, and with or without notice, at any time. Nothing in this offer letter shall be interpreted to be in conflict with or to eliminate or modify in any way the employment-at-will status of Wave Systems Corp employees.

Your compensation will be at a rate of $8,333.33 semi-monthly.  This equates to an annual salary of $200,000; this figure is not a guarantee of earnings and is provided for informational purposes only.  For Fair Labor Standards Act (FLSA) wage and hour purposes, this position is classified as exempt, which means that you will not be eligible for overtime time pay for hours actually worked in excess of 40 in a given workweek.

•                 Stock options- The Compensation Committee of the Board of Directors bas granted 275,000 incentive stock options under the terms of our 1994 Employee Stock Option Plan. According to the plan these options would vest over three years on the 1st, 2nd, & 3rd anniversaries of the date of this letter, and expire ten years after the grant date.

•                 Benefits - You will continue to be eligible for benefits offered by the Company on your first day of hire. Your eligibility for participation in the 40 l(k) plan is on your first day of hire, or your 21st Birthday, whichever comes first. You will be eligible for 15 days of vacation, nine paid holidays, and other personal days as offered by our Personnel Policies.

•                 Remote Position –It is expected that you have a primary home office in Virginia that can be used for managing and communication in a professional manner within the scope of your duties as CEO.  Wave will reimburse reasonable office monthly telephone and internet expenses through Wave’s process of employee expense reimbursements.

•                 Bonus-Participation in a Bonus Program will entitle you to earn up to an additional $200,000 for the first 12 months in your position as CEO (starting on October 6, 2013), targeted at 100% performance results.  This compensation is not guaranteed compensation but rather will be based upon the 2013 & 2014 variable compensation plan as determined between you and Wave’s Board of Directors.  Your share of this Bonus Program will be calculated and determined when specified performance objectives are met

We greatly look forward to having you in your new position as CEO of Wave Systems Corp.  We believe that your unique talents will allow Wave Systems Corp to continue to grow and believe that your future here will be rewarding both professionally and financially.

Yours truly,

Robert Frankenberg

Director and Chairman of the Compensation Committee

CC: Human Resources

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted.

Date:

Accepted & Signed: